Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following tables present unaudited condensed consolidated financial information for each of CBTX and Allegiance, as well as unaudited pro forma combined condensed consolidated financial information for CBTX and Allegiance reflecting the merger and pro forma adjustments described in the accompanying notes. CBTX and Allegiance have prepared the unaudited pro forma combined condensed consolidated statements of income to give pro forma effect to the merger as if it had been consummated on January 1, 2021, and the unaudited pro forma combined condensed consolidated statement of financial condition to give pro forma to the merger as if it had been consummated on June 30, 2022.

The unaudited pro forma combined condensed consolidated financial information appearing below assumes that the merger is accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to FASB Topic 805-10, Business Combinations, with CBTX treated as the legal acquirer and Allegiance treated as the accounting acquirer. In identifying Allegiance as the acquiring entity for accounting purposes, CBTX and Allegiance took into account a number of factors, including the relative size of CBTX and Allegiance prior to the consummation of the merger and the relative voting rights of all equity instruments in the combined company. No single factor was the sole determinant in the overall conclusion that Allegiance is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of CBTX, as the accounting acquiree, will be recorded at their respective fair values as of the date the merger is completed.

The unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined condensed consolidated financial information with materially relevant estimated adjustments. Certain reclassifications have been made to the historical financial statements of CBTX to conform to the presentation in Allegiance’s financial statements. Accordingly, the unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2021, for statement of income purposes and on June 30, 2022, for statement of financial condition purposes, and is not intended to be a projection of future results. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. A final determination of the acquisition consideration and fair values of CBTX’s assets and liabilities, which remains subject to final calculation and is not yet available, will be based on the actual net tangible and intangible assets of CBTX that existed as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial information presented below and could result in a material change in amortization of acquired intangible assets.

The unaudited pro forma combined condensed consolidated financial information includes nonrecurring estimated after-tax merger costs, but does not include the benefits of expected cost savings or opportunities to earn additional revenue, as these are nonrecurring in nature and not factually supportable. Estimated after-tax merger costs are subject to change.

The unaudited pro forma combined condensed consolidated financial information is provided for illustrative information purposes only. The unaudited pro forma combined condensed consolidated financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;

•	CBTX’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, included in CBTX’s Annual Report on Form 10-K for the year ended December 31, 2021;

•	CBTX’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2022, included in CBTX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022;

•	Allegiance’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, included in Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2021; and

•	Allegiance’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2022, included in Allegiance’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Pro Forma Combined Condensed Consolidated Statement of Financial Condition
As of June 30, 2022
(Unaudited)

(Dollars in thousands, except share data)

	CBTX	Allegiance	Pro Forma Adjustments (See Note 4 )		Pro Forma Combined
ASSETS
Cash and cash equivalents	$483,966	$292,837	$—		$776,803
Investment securities	550,083	1,709,321	—		2,259,404
Loans held for investment	3,032,914	4,348,833	(112,592)	(1)	7,269,155
Allowance for credit losses on loans	(32,087)	(50,242)	5,971	(2)	(76,358)
Loans, net	3,000,827	4,298,591	(106,621)		7,192,797
Premises and equipment, net	56,010	58,482	—		114,492
Goodwill	80,950	223,642	183,841	(3)	488,433
Core deposit intangibles, net	130	13,156	16,811	(4)	30,097
Other intangibles, net	3,223	—	—		3,223
Other assets	147,114	135,735	28,580	(5)	311,429
TOTAL ASSETS	$4,322,303	$6,731,764	$122,611		$11,176,678
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$1,810,275	$2,394,719	$—		$4,204,994
Interest-bearing	1,946,359	3,485,913	1,284	(6)	5,433,556
Total deposits	3,756,634	5,880,632	1,284		9,638,550
Subordinated debt	—	109,109	—		109,109
Other liabilities	38,990	36,694	45,000	(7)	120,684
Total liabilities	3,795,624	6,026,435	46,284		9,868,343
SHAREHOLDERS’ EQUITY:
Common stock	253	20,154	(19,868)	(8)	539
Common stock surplus	334,104	504,165	351,244	(9)	1,189,513
Retained earnings	253,180	296,477	(301,861)	(10)	247,796
Treasury stock, at cost, 826,995 shares held	(14,046)	—	—		(14,046)
Accumulated other comprehensive loss	(46,812)	(115,467)	46,812	(11)	(115,467)
Total shareholders’ equity	526,679	705,329	76,327		1,308,335
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,322,303	$6,731,764	$122,611		$11,176,678

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Pro Forma Combined Condensed Consolidated Statement of Income
For The Six Month Period Ended June 30, 2022
(Unaudited)

(Dollars and shares in thousands, except per share data)

	CBTX	Allegiance	Pro Forma Adjustments (See Note 4 )		Pro Forma Combined
Interest income:
Loans, including fees	$62,989	$106,205	$15,166	(12)	$184,360
Securities	5,229	15,721	3,395	(13)	24,345
Other	1,898	1,217	—		3,115
Total interest income	70,116	123,143	18,561		211,820
Interest expense:
Deposits	2,342	7,284	(1,284)	(14)	8,342
Other borrowings	272	3,205	—		3,477
Total interest expense	2,614	10,489	(1,284)		11,819
Net interest income	67,502	112,654	19,845		200,001
Provision for credit losses	561	3,957	16,621	(15)	21,139
Net interest income after provision for credit losses	66,941	108,697	3,224		178,862
Noninterest income	8,875	6,722	—		15,597
Noninterest expense	48,410	72,421	2,108	(16)	122,939
Net income before taxes	27,406	42,998	1,116		71,520
Income tax expense	5,104	7,904	234	(17)	13,242
Net income	$22,302	$35,094	$882		$58,278
Pro Forma Combined Per Share Data
Earnings(a):
Basic	$0.91	$1.72			$1.10
Diluted	$0.91	$1.71			$1.09
Dividends(b)	$0.26	$0.28			$0.26
Weighted average shares outstanding:
Basic	24,495	20,360	8,226	(18)	53,081
Diluted	24,613	20,522	8,311	(18)	53,446

(a)	The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of CBTX and Allegiance, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of CBTX and Allegiance, giving effect to the merger as if it had occurred as of January 1, 2021. The average pro forma shares of CBTX and Allegiance reflect historical basic and diluted shares of CBTX, plus historical basic and diluted average shares of Allegiance, as adjusted based on the fixed exchange ratio of 1.4184 shares of CBTX common stock for each share of Allegiance common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances. See pro forma adjustment (18) in Note 4.

(b)	Pro forma combined cash dividends per share represents CBTX’s historical amounts only. Total dividends paid by CBTX during the six months ended June 30, 2022, were $6.4 million.

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Pro Forma Combined Condensed Consolidated Statement of Income
For The Year Ended December 31, 2021
(Unaudited)

(Dollars and shares in thousands, except per share data)

	CBTX	Allegiance	Pro Forma Adjustments (See Note 4 )		Pro Forma Combined
Interest income:
Loans, including fees	$124,605	$230,713	$30,333	(12)	$385,651
Securities	5,736	21,798	6,789	(13)	34,323
Other	1,752	673	—		2,425
Total interest income	132,093	253,184	37,122		422,399
Interest expense:
Deposits	5,024	16,993	(1,284)	(14)	20,733
Other borrowings	902	7,627	—		8,529
Total interest expense	5,926	24,620	(1,284)		29,262
Net interest income	126,167	228,564	38,406		393,137
Provision for credit losses	(10,773)	(2,322)	16,621	(15)	3,526
Net interest income after provision for credit losses	136,940	230,886	21,785		389,611
Noninterest income	16,264	8,562	—		24,826
Noninterest expense	107,686	139,554	2,108	(16)	249,348
Net income before taxes	45,518	99,894	19,677		165,089
Income tax expense	9,920	18,341	4,132	(17)	32,393
Net income	$35,598	$81,553	$15,545		$132,696
Pro Forma Combined Per Share Data
Earnings(a):
Basic	$1.46	$4.04			$2.49
Diluted	$1.45	$4.01			$2.47
Dividends(b)	$0.52	$0.48			$0.52
Weighted average shares outstanding:
Basic	24,456	20,206	8,640	(18)	53,302
Diluted	24,572	20,355	8,703	(18)	53,630

(a)	The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of CBTX and Allegiance, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of CBTX and Allegiance, giving effect to the merger as if it had occurred as of January 1, 2021. The average pro forma shares of CBTX and Allegiance reflect historical basic and diluted shares of CBTX, plus historical basic and diluted average shares of Allegiance, as adjusted based on the fixed exchange ratio of 1.4184 shares of CBTX common stock for each share of Allegiance common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances. See pro forma adjustment (18) in Note 4.

(b)	Pro forma combined cash dividends per share represents CBTX’s historical amounts only. Total dividends declared by CBTX during the year ended December 31, 2021, were $12.9 million.

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes have been prepared to give pro forma effect to the merger under the acquisition method of accounting with CBTX treated as the legal acquirer and Allegiance treated as the accounting acquirer. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entity. Under the acquisition method of accounting, the assets and liabilities of CBTX (as the accounting acquiree), as of the effective date of the merger, will be recorded at their respective fair values, and the excess of the purchase price consideration over the fair value of CBTX’s net assets will be allocated to goodwill. See Note 2 to the unaudited pro forma combined condensed consolidated financial information for detailed calculations of the estimated purchase price.

The merger agreement provides for Allegiance common shareholders to receive 1.4184 shares of CBTX common stock for each share of Allegiance common stock they hold immediately prior to the merger.

The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required the combined companies’ management to make certain assumptions and estimates, which it believes are reasonable under the circumstances. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial statements and other unaudited pro forma condensed combined financial information are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2021, for statement of income purposes and on June 30, 2022, for statement of financial condition purposes. A final determination of the fair values of each company’s assets and liabilities will be based on the actual net tangible and intangible assets of each respective company that existed as of the date of completion of the merger and are subject to adjustments for up to a year after the completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.

The accounting policies of both CBTX and Allegiance are in the process of being reviewed in detail, and CBTX and Allegiance have not identified all adjustments necessary to conform the respective accounting policies of CBTX and Allegiance to a single accounting policy. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Additionally, market conditions, particularly interest rates, were dynamic between June 30, 2022 and October 1, 2022 (the date of the completion of the merger), and therefore certain purchase accounting adjustments may be impacted. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined condensed consolidated financial information.

Note 2. Purchase Price Determination

The unaudited pro forma combined condensed consolidated statement of financial condition has been adjusted to reflect the preliminary calculation of the estimated purchase price to identifiable net assets acquired. Since the merger will be accounted for as a reverse acquisition, the estimated purchase price was determined in accordance with FASB ASC 805-40-30-2, which provides that the purchase price in a reverse acquisition is determined based on “the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.”

The first step in estimating the purchase price in the merger is to determine the pro forma ownership of the combined entity following the merger. The tables below show the calculation to determine the pro forma ownership of CBTX common stock following the merger using shares of CBTX common stock and Allegiance common stock outstanding at June 30, 2022 and the fixed exchange ratio of 1.4184 applied to Allegiance outstanding shares.

	CBTX	Allegiance
Shares of common stock outstanding as of June 30, 2022	24,425,261	20,154,284
Fixed exchange ratio		1.4184
CBTX shares to be issued to Allegiance shareholders		28,586,836

Pro Forma CBTX Ownership as of June 30, 2022:	Pro Forma Shares	Percentage Ownership
CBTX pro forma shares	24,425,261	46%
Allegiance pro forma shares	28,586,836	54%
	53,012,097	100%
Pro Forma Ratio of CBTX to Allegiance		85%

Next, the hypothetical number of shares Allegiance would have to issue to give CBTX owners the same percentage ownership in the combined company is calculated in the table below using the pro forma ratio of CBTX shares to Allegiance shares noted above:

Hypothetical Allegiance ownership as of June 30, 2022:	Allegiance Number of Shares	Percentage Ownership
Hypothetical number of Allegiance shares issued to CBTX	17,220,291	46%
Current Allegiance shares outstanding	20,154,284	54%
	37,374,575	100%

Finally, the purchase price is calculated based on the number of hypothetical shares of Allegiance common stock issued to CBTX shareholders multiplied by the closing share price of Allegiance common stock as of June 30, 2022, plus the value of the outstanding CBTX stock options assumed to be converted to Allegiance stock options, as demonstrated in the table below (dollars in thousands except per share data).

Reverse Acquisition Purchase Price Determination
Hypothetical number of Allegiance shares issued to CBTX	17,220,291
Allegiance price per share as of June 30, 2022	$37.76
Hypothetical purchase price for accounting purposes	$650,238
Value of stock options converted as part of consideration	1,450
Purchase Price Consideration	$651,688

Note 3. Preliminary Purchase Price Allocation

The pro forma financial statements include the estimated acquisition accounting entries to record the completion of the merger. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $16.9 million are included in the pro forma adjustments separate from goodwill and will be amortized using an accelerated method over seven years. Goodwill totaling $264.8 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is variable based on, among other factors, the price per share of Allegiance’s common stock at the closing date of the merger. For example, a 10% increase or decrease in the price per share of Allegiance common stock would result in a corresponding purchase price and goodwill adjustment of approximately $65.5 million.

(Amounts in thousands)
Purchase price consideration:		$651,688
Fair value of assets acquired:
Cash and cash equivalents	$483,966
Investment securities	550,083
Loans held for investment, net of allowance for credit losses on loans	2,910,827
Premises and equipment, net	56,010
Core deposit intangibles, net	16,941
Other intangible assets, net	3,223
Other assets	162,755
Total assets acquired	$4,183,805
Fair value of liabilities assumed:
Deposits	$3,757,918
Other liabilities	38,990
Total liabilities	3,796,908
Net assets acquired		386,897
Preliminary pro forma goodwill		$264,791

Note 4. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All taxable adjustments were calculated using a 21.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

(1)	Adjustment to CBTX's total loans, net of unrecognized fees of $8.7 million, to reflect the estimated credit fair value adjustment of the non-purchase credit deteriorated (“non-PCD”) loan portfolio of $16.6 million and the estimated interest rate fair value adjustment of the loan portfolio of $104.7 million. The fair value adjustment on loans has been updated as market conditions, particularly interest rates, were dynamic between June 30, 2022 and the completion of the merger. No other changes to purchase accounting adjustments are reflected. The fair value adjustments are subject to change and will be updated in connection with closing. As such, the financial statements of the resulting company will differ from the analysis presented above. The fair value adjustments will be accreted through loan interest income over the estimated lives of the affected loans. The weighted average remaining life of the loan portfolio was estimated at approximately four years.

(2)	Elimination of CBTX’s existing allowance for credit losses on loans of $32.1 million and the recognition of an allowance at close for PCD loans of $9.5 million. In addition, an allowance for non-PCD loans of $16.6 million is reflected in the pro forma adjustments and represents the amount that will be recognized in the statement of income immediately following the close of the merger.

(3)	Adjustments to goodwill to eliminate CBTX’s goodwill of $81.0 million associated with prior acquisitions and to record estimated goodwill associated with the merger of $264.8 million, calculated as the fair value consideration paid in the acquisition of CBTX (see Note 2. Purchase Price Determination), less amounts allocated to fair value of identifiable assets acquired and liabilities assumed.

(4)	Adjustment to eliminate CBTX’s core deposit intangibles of $130 thousand related to prior acquisitions and record estimated core deposit intangible assets associated with the merger of $16.9 million. Core deposit intangible assets recorded as a result of the merger are expected to be amortized using an accelerated basis over a period of seven years.

(5)	Adjustment to net deferred tax assets to reflect the after-tax effects of the acquisition accounting adjustments of $15.6 million, the $16.6 million provision for credit losses for non-PCD loans and $45.0 million of estimated merger expenses expected to be incurred, using a 21% tax rate.

(6)	Adjustment to CBTX’s time deposits to reflect the differences in interest rates, which was based primarily on an analysis of current market interest rates and maturity dates.

(7)	Adjustment to reflect the estimated merger expenses of $45.0 million.

(8)	Adjustment to reflect the issuance of 28.6 million shares of CBTX common stock, with $0.01 par value per share in connection with the merger and elimination of 20.2 million shares of Allegiance common stock with $1.00 par value per share.

(9)	Adjustments to eliminate CBTX’s surplus of $334.1 million, record the hypothetical issuance of Allegiance common stock in excess of par value of $651.7 million, which represents the purchase price consideration less 28.6 million common shares classified as $0.01 par value common stock and reclassify Allegiance’s historical equity accounts (common stock) into surplus due to the elimination of Allegiance’s common stock and record the purchase price consideration.

(10)	Adjustments to retained earnings to reflect the after-tax effect of the provision for credit losses for non-PCD loans and estimated contractually obligated merger expenses expected to be incurred. See adjustment (9).

(11)	Adjustments to eliminate historical accumulated other comprehensive income of CBTX.

(12)	Adjustment to interest income to recognize estimated discounted accretion attributable to recording CBTX’s loan portfolio at fair value as of transaction date.

(13)	Adjustment to interest income to recognize estimated accretion, net of reversal of historical accretion / amortization, associated with purchased discount on securities.

(14)	Adjustment to deposit interest expense to reflect accretion of deposit premium from fair value adjustment to CBTX’s time deposits over an estimated one year average life.

(15)	Provision expense for estimated lifetime credit losses for non-PCD loans of $16.6 million to be recorded immediately following consummation of the merger.

(16)	Adjustment to reverse CBTX amortization and reflect amortization of acquired identifiable intangible assets based on amortization period of seven years using an accelerated method.

(17)	Adjustment to recognize the tax impact related to pro forma adjustments at 21.0%.

(18)	Adjustment to eliminate Allegiance’s average common shares outstanding during the periods presented and recognize the issuance of 28.6 million shares of CBTX common stock based on Allegiance’s 20.2 million common shares outstanding at June 30, 2022 and the issuance of 28.8 million shares of CBTX common stock based on Allegiance’s 20.3 million common shares outstanding at December 31, 2021, and the merger exchange ratio of 1.4184. Average diluted shares outstanding also include the effect of performance share units and stock options, adjusted for the merger exchange ratio of 1.4184.